                                                                   Exhibit 3(c)

Amendment to the ByLaws
Of
C-TEC Corporation
-----------------

Dated:  December 13, 1994


                                   ARTICLE I
                                   ---------
                                 SHAREHOLDERS
                                 ------------

Section 1.  Meetings
--------------------

        (a)  Annual Meeting.  The annual meeting of the shareholders for the
             --------------
election of directors and for other business shall be held during the month of April each year at the call of the Chairman or President of the Company unless another time is designated in the notice of meeting.

Amendment to the By-Laws
Of
C-TEC Corporation
-----------------

Dated:  December 13, 1994



                                  ARTICLE II
                                  ----------
                                   DIRECTORS
                                   ---------


Section 4.  Meetings
--------------------

       (b) Special Meetings. Special meetings of the board of directors may be
           ----------------
called at any time by the Chairman or President and shall be called by either of them upon the written request of at least two directors. Written notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least five days before such meeting.